Exhibit 10.15

COMPOSITE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 23, 2003, and amended as of August 22, 2004, September 1, 2007, December 26, 2007, May 25, 2011 and October 4, 2012, (as amended, the “Agreement”), between STERLING JEWELERS INC., a Delaware corporation (the “Company”), and ROBERT D. TRABUCCO (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company is engaged in the business of operating a chain of retail jewelry stores in the United States (the “Business”); and

WHEREAS, the Company desires to engage the services of the Executive in the capacity of Executive Vice President-Finance and Chief Financial Officer of the Company, and the Executive desires to provide such services in such capacity to the Company, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment and Term.

(a) The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, in the capacities and on the terms and subject to the conditions set forth herein from February 3, 2003 until the date this Agreement is terminated by the Company or by the Employee pursuant to the terms of this Agreement (the “Term of Employment”).

(b) The Company may terminate this Agreement at any time by notifying the Executive in writing. In the event the Company terminates this Agreement pursuant to this Section 1(b), the Company shall be obligated to (i) pay the Executive his Base Salary (as defined in Section 3 below) in effect at the effective date of termination prorated to such date of termination, (ii) pay Executive for any Annual Bonus (as defined in Section 3 below) (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet Group plc (“Signet”)) and/or Long Term Bonus (as defined in Section 3 below) (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Compensation Committee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed three-year fiscal period) prior to the effective date of such termination but which remain unpaid as of the date of termination, (iii) pay Executive the pro-rata portion of the Annual Bonus for which he was then eligible as of the date of termination for the then current fiscal year (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), (iv) pay Executive for any vacation days for the current year earned but not used by the Executive (“Unused Vacation Days”), and (v) continue to pay to the Executive his Base Salary in effect on the last date of Executive’s employment for twelve (12) months following such last date of employment, in accordance with the Company’s standard payroll practices for executive officers, with each such payment hereby designated a separate payment. The Executive shall continue to have the obligations provided for in Sections 6 and 7 hereof.

(c) The Term of Employment, may also be terminated by the Executive for any reason other than Good Reason (as defined in Section 1(d) below) at any time upon 90 days prior written notice to the Company. Upon such termination, the Company shall have no further obligations hereunder except (i) to pay the Executive his Base Salary in effect at the effective date of such termination prorated to such date of termination, with each such payment hereby designated a separate payment, (ii) to pay Executive for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Compensation Committee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed three-year fiscal period) prior to the effective date of such termination but which remain unpaid as of the date of termination, and (iii) to pay Executive for any Unused Vacation Days. The Executive shall continue to have the obligations provided in Sections 6 and 7 hereof

(d) The Term of Employment may also be terminated by the Executive for Good Reason (as hereafter defined) upon 60 days prior written notice to the Company. For purposes hereof, “Good Reason” shall mean any of the following: (i) a reduction of the Executive’s Base Salary in effect at any time; (ii) any material reduction in Executive’s compensatory benefits (other than Base Salary) described in this Agreement if such reduction does not similarly apply to the Company’s other executive vice presidents; (iii) (A) the removal of Executive from the position of the Company’s chief financial officer, or (B) changing Executive’s reporting relationship such that he is directed to report to anyone other than the Company’s chief executive officer; or (iv) a change in the principal location of the Executive’s employment to a location beyond a 50 mile radius from the Company’s current offices in Akron, Ohio.

In the event the Executive terminates this Agreement pursuant to this Section 1(d), the Executive shall have no further obligations under this Agreement other than the obligations provided for in Sections 6 and 7 hereof, and the Company shall be obligated to: (i)

pay Executive his Base Salary in effect at the effective date of termination prorated to such date of termination; (ii) pay Executive for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Compensation Committee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed three-year fiscal period) prior to the effective date of such termination but which remain unpaid as of the date of termination; (iii) pay Executive the pro-rata portion of the Annual Bonus for which he was then eligible as of the date of termination for the then current fiscal year (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), (iv) pay Executive for his Unused Vacation Days, if any and (v) continue to pay to the Executive his Base Salary in effect on the last date of Executive’s employment for twelve (12) months following such last date of employment in accordance with the Company’s standard payroll practices for executive officers, with each such payment hereby designated a separate payment.

2. Duties. The Executive shall report to the Chief Executive Officer of the Company. The Executive shall serve the Company faithfully and to the best of his ability in such capacities, as determined by the Chief Executive Officer of the Company, devoting substantially all of his business time, attention, knowledge, energy and skills to such employment, provided, however, that the Executive may continue as a non-executive director of Roche Brothers, Inc. In addition, if elected, the Executive shall also serve during any part of the Term of Employment as any other officer or a director of the Company or any subsidiary corporation or parent corporation of the Company, without any compensation therefor other than as specified in this Agreement.

3. Compensation and Benefits. As full and complete compensation to the Executive for his execution and delivery of this Agreement and performance of the services required hereunder, the Company shall pay, grant or provide to the Executive, and the Executive agrees to accept:

(a) (i) a base salary, payable in accordance with the Company’s standard payroll practices for executive officers, of $560,000 per annum (“Base Salary”), to be reviewed annually for possible salary increases in accordance with the practices of the Company for reviewing executive compensation; (ii) an annual bonus (the “Annual Bonus”) of up to 100% of Base Salary, in accordance with the bonus plan then in effect for executive officers of the Company, as approved by the Signet Compensation Committee, which Annual Bonus shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet; (iii) a long term incentive bonus of up to 70% of Base Salary, to be paid upon the conclusion of the performance period in accordance with the long term incentive plan for executive officers then in effect as approved by the Signet Compensation Committee (the “Long Term Bonus”) and (iv) the Executive shall be considered annually for stock option awards, restricted stock and/or other stock-based awards (as determined in the sole discretion of the Signet Compensation Committee) in accordance with the Signet Jewelers Limited Omnibus Incentive Plan or the equity incentive plan for executive officers then in effect and on such other terms as determined by the Signet Compensation Committee.

(b) Medical/dental, long-term and short-term disability and life insurance benefits made available generally from time to time to executive officers of the Company.

(c) Such deferred compensation benefits as may be made available generally from time to time to executive officers of the Company upon the authorization and approval of the Signet Compensation Committee.

(d) Five weeks paid vacation per year or such greater amount as provided for in the policies and procedures of the Company as in effect from time to time for executive officers, which vacation shall be earned in accordance with such policies and procedures.

(e) Such other perquisites and benefits as may be made available generally from time to time by the Company to executive officers of the Company.

No payments or benefits provided under this Section 3 in respect of one taxable year shall affect the amounts payable in any other taxable year. No benefit or payment due to the Executive under this Section 3 shall be subject to liquidation or exchange for another benefit. Any reimbursements made to the Executive pursuant to this Agreement or otherwise shall be paid no later than the last day of the year following the year in which the expense was incurred.

4. Termination.

(a) Disability. In the event of any physical or mental disability during the Term of Employment which renders the Executive incapable of performing the services required of him for any period or periods aggregating six months during any twelve-month period, the Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). Upon such termination, the Company shall have no further obligations hereunder, except to (i) pay the Executive his Base Salary to the effective date of termination, (ii)

pay the Executive for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Compensation Committee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed three-year fiscal period) prior to the effective date of such termination but which remain unpaid as of the date of termination, (iii) pay the Executive the pro-rata portion of the Annual Bonus for which he was then eligible through the date of termination for the then current fiscal year (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and (iv) provide the Executive any other benefits to which the Executive may otherwise have been entitled. For purposes of this Section 4(a), the Executive’s physical or mental disability shall be determined in accordance with any disability plan of or applicable to the Company that is then in effect. The Executive shall continue to have the obligations provided for in Sections 6 and 7 hereof.

(b) Death. In the event of the death of the Executive during the Term of Employment, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to (i) pay the Executive’s estate the Base Salary in effect at the time of the Executive’s death through the date of death and for six (6) months following such date, (ii) pay the Executive’s estate for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Compensation Committee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed three-year fiscal period) prior to the date of death but which remain unpaid as of the date of death and (iii) pay the Executive’s estate the pro rata portion of the Annual Bonus for which he was then eligible through the date of death for the then current fiscal year (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet).

(c) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to (i) pay the Executive his Base Salary prorated to the effective date of termination and (ii) pay the Executive for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Compensation Committee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed three-year fiscal period) prior to the effective date of such termination but which remain unpaid as of the date of termination. The Executive shall continue to have the obligations provided in Sections 6 and 7 hereof.

For purposes of this Agreement, “Cause” means:

(i) fraud, embezzlement, gross insubordination on the part of the Executive or any act of moral turpitude or misconduct (which misconduct adversely affects the business or reputation of the Company) by the Executive;

(ii) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or

(iii) (A) a material breach by the Executive of his duties, responsibilities or obligations under this Agreement that is not corrected within 30 days following written notice thereof to the Executive by the Company or (B) the willful failure or refusal by the Executive to perform and discharge a specific directive issued to Executive by the Company’s Board of Directors or Chief Executive Officer within 48 hours following written notice thereof to the Executive by the Company.

(d) Constructive Termination; Change of Control. If there is a Constructive Termination (as hereinafter defined) of the Executive, the Executive shall have the right by written notice to the Company within 60 days of such Constructive Termination to terminate his employment hereunder, in which event the Executive shall have no further obligations under this Agreement other than the obligations provided for in Sections 6 and 7 hereof, and the Company shall be obligated to (i) pay Executive his Base Salary in effect at the effective date of termination prorated to such date of termination; (ii) pay Executive for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Compensation Committee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed three-year fiscal period) prior to the effective date of such termination but which remain unpaid as of the date of termination; (iii) pay Executive the pro-rata portion of the Annual Bonus for which he was then eligible as of the date of termination for the then current fiscal year (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), (iv) pay Executive for his Unused Vacation Days, if any and (iv) continue to pay to the Executive his Base Salary in effect on the last date of Executive’s employment for twelve (12) months following such last date of employment in accordance with the Company’s standard payroll practices for executive officers.

For purposes hereof, “Change of Control” shall mean the occurrence of any one of the following events (a) the sale of all or a majority of the assets or capital stock of the Company or Signet to any unrelated third party, (b) the consummation of any merger or consolidation of the Company or Signet with an unrelated third party (it being understood that a capital reconstruction of Signet approved by the Board of Directors of Signet would not constitute such a transaction) or (c) a change in the Board of Directors of Signet so that during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Board of Directors or any individuals who would be “Continuing Directors” (as hereinafter defined) cease for any reason to constitute a majority thereof.

For purposes of this Agreement, a “Constructive Termination” means the occurrence of any of the following events within one year of a “Change of Control”: (i) a reduction of the Executive’s Base Salary in effect at any time; (ii)any material reduction in Executive’s compensatory benefits (other than Base Salary) described in this Agreement (if such other compensatory benefits are not replaced by similar compensatory benefits of substantially equivalent economic value); (iii) a material and adverse change in the Executive’s position, responsibilities and/or duties for the Company (including, without limitation (A) the removal of Executive from the position of the Company’s chief financial officer, or (B) changing the Executive’s reporting relationship such that he is directed to report to anyone other than the

Company’s chief executive officer); (iv) a change in the principal location of the Executive’s employment to a location beyond a 50 mile radius from the Company’s current offices in Akron, Ohio; or (v) a material breach by the Company of its obligations to Executive under this Agreement, which breach remains uncured for 30 days following notice thereof provided by Executive to the Company.

For the purposes of this Agreement, “Continuing Directors” shall mean the directors of Signet in office on the date hereof and any successor to any such director and any additional director who, after the date hereof (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and (ii) is not an “affiliate” or “associate” (as defined in regulation 12b of the Securities and Exchange Act of 1934, as amended) at the time of his nomination or selection of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of Signet’s outstanding securities then entitled ordinarily to vote for the election of directors.

5. Resignation upon Termination. Upon the termination of the Executive’s employment hereunder for any reason, the Executive shall immediately be deemed to resign, and shall resign, from all offices and directorships held by him in the Company or any of its subsidiaries or affiliates and shall execute any and all documents reasonably necessary to effect such resignations as requested by the Company.

6. Confidentiality; Ownership of Developments. (a) During the Term of Employment and for any time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided that such information referred to in this Section 6(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 6.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Executive may create, make, develop or acquire during the Term of Employment (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments.

(c) The provisions of this Section 6 shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination.

7. Covenants Not to Solicit and Not to Compete. The Executive agrees that during the Term of Employment and for a period of two years with respect to (a) below and one year with respect to (b) below, commencing upon the expiration or termination of Executive’s employment, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b) directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is primarily engaged in the retail jewelry business (“primarily” meaning having a product mix consisting of 25% or more jewelry sales per year); provided, however, that the restrictions of this Section 7(b) shall not extend to the ownership, management or control of a retail jewelry business by the Executive following the termination of his employment with the Company provided that such activity is no less than sixty (60) miles distant from any retail jewelry store of the Company at the time of such termination of employment; provided that notwithstanding the foregoing, the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

8. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company’s Business and the subsidiaries and affiliates of the Company. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 6 or 7 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Sections 6 or 7 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

9. No Conflicting Obligations. Executive represents and warrants to the Company that he is not under any obligation to any person, firm or corporation, other than the Company, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair, in any way, Executive’s performance of any of the covenants or duties hereinabove set forth.

10. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

11. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein.

(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding brought in such court.

(c) The prevailing party in any action to enforce any of the provisions of this Agreement shall be entitled to reimbursement from the other party for its or his costs and expenses (including attorneys fees and expenses) incurred in connection with such action.

12. Assignability. The obligations of the parties hereto may not be delegated and neither party may, without the prior written consent of the other party, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein, except as hereafter provided. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and shall be assumed by and binding upon, any successor to the Company. The term “successor” means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which by merger, consolidation, purchase of the assets or otherwise, including after a Change of Control, acquires all or a material part of the business or assets of the Company.

13. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 6 and 7, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.

If any court construes any of the provisions of Section 6 or 7, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

14. Notices. All notices to the company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

The Company:

Sterling Jewelers Inc.

375 Ghent Road

Akron, Ohio 44333

Fax: (330) 668-5544

Attn: Chief Executive Officer

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Fax: (212) 310-8007

Attn: Andrea A. Bernstein, Esq.

The Executive:

Robert D. Trabucco

Sterling Jewelers Inc.

375 Ghent Road

Akron, Ohio 44333

Fax: (330) 668-5191

Attn: Robert D. Trabucco

with a copy to:

Goodwin Procter,

LLP Exchange Place

Boston, Massachusetts 02109

Fax: (617) 523-1231

Attn: Kevin M. Dennis, P.C.

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the United States mail service.

15. Compliance with Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Execution Date. Notwithstanding any provision of the Agreement to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code and related Department of Treasury guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company may defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. The Company shall consult with the Executive in good faith regarding the implementation of this Section 15; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.

16. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

STERLING JEWELERS INC.

By:
Name:
Title:

ROBERT D. TRABUCCO

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